Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	State of Incorporation
Essential Properties, L.P.	Delaware
Essential Properties OP G.P., LLC	Delaware
SCF TRS LLC	Delaware
SCFRC-HW LLC	Delaware
SCFRC-HW-V LLC	Delaware
SCFRC-HW-G LLC	Delaware
SCF RC Funding I LLC	Delaware
SCF RC Funding II LLC	Delaware
SCF RC Funding III LLC	Delaware
SCF RC Funding IV LLC	Delaware
SCF Realty Capital Trust LLC	Delaware
SCF Realty IFH LLC	Delaware
SCF Realty Funding LLC	Delaware
SCF Realty Servicing Company LLC	Delaware
SCF Funding LLC	Delaware
SCFRC-HW-528 South Broadway-Salem LLC	Delaware